Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Reports Results of 1st Quarter Operations

•                  Net Sales were $183.1 million for the quarter, up 16.5% over last quarter

•                  Gross Margin for the quarter was 21.6%, up from 20.6% in the previous quarter

•                  Net Income on a pro-forma basis was $9.7 million or $0.12 per share

Greenville, South Carolina (July 25, 2007) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended June 30, 2007, were $183.1 million which represents an 8.0% increase over the same quarter last year and a 16.5% increase over the prior quarter. Net income before special charges was $9.7 million, or $0.12 per share (including a $2.5 million tax benefit), compared to $7.0 million, or $0.08 per share, last quarter and $8.1 million, or $0.09 per share, for the same quarter with prior year.  On a U.S. GAAP basis, net income was $7.0 million, or $0.08 per share, for the current quarter compared to net income of $0.1 million for the prior quarter and net income of $0.6 million for the same quarter last year.  KEMET also reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended			Year Ended
	Jun 2007	Mar 2007	Jun 2006	Mar 2007	Mar 2006
	(In Millions, Except Per Share Data)

Net sales	$183.1	$157.1	$169.6	$658.7	$490.1

Before special charges (non-GAAP)
Net income	$9.7	$7.0	$8.1	$35.9	$17.8
Net income per diluted share	$0.12	$0.08	$0.09	$0.42	$0.21

After special charges (GAAP)
Net income	$7.0	$0.1	$0.6	$6.9	$0.4
Net income per diluted share	$0.08	$0.00	$0.01	$0.08	$0.00

Share-based expense included in results	$2.4	$1.3	$3.9	$6.9	$—
Share-based expense per diluted share	$0.03	$0.02	$0.04	$0.08	$—

“During the June quarter, the Company made progress toward meeting our financial and operational goals,” stated Per Loof, Chief Executive Officer.  “Revenues from our base Tantalum and Ceramic businesses were up 2% on strength in the OEM markets and recovery in Asia.  Gross margin grew from 20.6% in the prior quarter to 21.6% this quarter, reflecting sales growth as well as our ongoing cost reduction efforts.  We realized the benefits of our balanced strategy across geographic markets.  Net income before special charges was $9.7 million, or $0.12 per share, up 39% over the previous quarter on a comparable basis.”

“We are also encouraged by the initial results from our recent acquisition of Evox Rifa, now the Film and Electrolytic Business Group.  Net sales were $22.7 million since the acquisition on April 24, 2007, and operating income was over 5.0% of sales, exceeding our expectations and making a positive contribution to our results.  Our recent experience with the European tantalum business will be a valuable asset as we integrate this business into KEMET.  We remain confident that this acquisition will create new opportunities for KEMET and yield additional benefits for our shareholders.”

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•      Net sales for the June 2007 quarter were $105.3 million for the Tantalum Business Group, $55.1 million for the Ceramics Business Group and $22.7 million for the new Film and Electrolytic Business Group.

•      By region, 30% of net sales for the June 2007 quarter were to customers in the Americas, 39% were to customers in Asia Pacific, and 31% were to customers in Europe. This geographic distribution meets the Company’s goal of balancing its business to best leverage its global sales, customer service and manufacturing expertise.

•      By channel, 52% of net sales for the June 2007 quarter were to distribution customers, 18% were to Electronics Manufacturing Services (EMS) customers, and 30% were to Original Equipment Manufacturing (OEM) customers. The higher percentage of OEM business as compared with previous quarters is primarily due to the Evox Rifa business at approximately 66% OEM.  Average selling prices for the June 2007 quarter, adjusted for changes in product mix, were down approximately 1%.

•      Cash and cash equivalents and long-term investments in marketable securities decreased $100.6 million to $157.4 million during the June 2007 quarter, from $258.0 million at March 31, 2007. The decrease was primarily attributable to the acquisition of Evox Rifa ($36.7 million); a scheduled amortization payment on the senior notes ($20.0 million); the repayment of certain of Evox Rifa’s debt ($11.0 million); annual payments of employee benefit items ($15.0 million); the payment of interest on the senior notes and convertible notes ($4.0 million); and capital expenditures ($9.1 million).

•      During the June 2007 quarter, inventories increased $30.2 million to $184.1 million from $153.9 million at March 31, 2007.  Raw materials and supplies increased $21.9 million in the June 2007 quarter, and work in process and finished goods increased $8.3 million. This increase was related to the inventory purchased as part of the Evox Rifa acquisition which was completed on April 24, 2007.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Sept 2006	Dec 2006	Mar 2007	Jun 2007
	(In Millions)			(In Millions)
Raw materials and supplies	$47.5	$45.7	$54.6	$48.8	$55.0	$54.6	$76.5
Work in process and finished goods	86.4	79.4	99.3	88.6	90.9	99.3	107.6
Total inventory	$133.9	$125.1	$153.9	$137.4	$145.9	$153.9	$184.1

•      Capital expenditures for the June 2007 quarter were $9.1 million.  Depreciation and amortization expense in the quarter was $12.1 million. The Company anticipates capital expenditures for fiscal year 2008 of $50 to $55 million, including $7 million of capital expenditures at our Evox Rifa facilities.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Sept 2006	Dec 2006	Mar 2007	Jun 2007
	(In Millions)			(In Millions)

Additions to property, plant and equipment	$39.6	$22.8	$36.9	$8.9	$13.8	$10.5	$9.1

•              SG&A expense for the quarter decreased $1.3 million to $21.8 million.  This decrease resulted from a $4.1 million decrease in integration expenses and another $1.3 million decrease in core SG&A offset by increases of $3.0 million for Evox Rifa SG&A and $1.1 million for share-based incentive expense.  The increase in SG&A expense for the fiscal year ended March 31, 2007 over the prior year was primarily due to integration and other special charges for the European tantalum business of $15.9 million, ongoing SG&A expenses related to that business of $5.1 million, and share-based incentive expense of $6.9 million.

•              The level of R&D costs reflects the Company’s continuing efforts to be the “The Capacitance Company.”

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Sept 2006	Dec 2006	Mar 2007	Jun 2007
	(In Millions)			(In Millions)

Selling, General & Administrative	$51.7	$49.7	$89.4	$21.2	$21.2	$23.1	$21.8
Research & Development	$26.6	$26.0	$33.4	$7.4	$8.8	$9.4	$9.1

•      Special charges for the quarter were primarily due to the manufacturing moves to low-cost regions and a reduction in workforce in Mexico to reduce our costs and capitalize on Lean manufacturing efficiencies.

Summary of special charges in the June 2007 quarter:

Fiscal Quarter
Ended
June 2007
(In thousands)

Manufacturing relocation	$1,335
Reduction in workforce	1,214
Evox Rifa business unit integration	131
Special charges	$2,680

Note: The Company incurred $2.4 million of charges related to share-based payments during the quarter. This amount is included in SG&A expenses.  In prior quarters, KEMET recorded share-based payments as a pro-forma adjustment.

QUIET PERIOD

Beginning October 1, 2007, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in international locations, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED U.S. GAAP STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
Unaudited

	Three months ended
	June 30
	2007	2006

Income Statement Data:
Net sales	$183,119	$169,570
Cost of goods sold	143,542	132,715
Selling, general and administrative expenses	21,807	23,920
Research and development	9,067	7,792
Restructuring charges	2,549	4,675

Operating income	6,154	468

Interest expense	2,600	1,448
Interest income	(1,861)	(861)
Other (income)/expense	(332)	(1,199)
Income tax (benefit)/expense	(1,310)	483
Minority interest	25	—

Net income	$7,032	$597

Income Per Share Data:
Net income per share:
Basic	$0.08	$0.01
Diluted	$0.08	$0.01

Weighted-average shares outstanding:
Basic	83,889,707	86,995,839
Diluted	84,147,957	87,291,324

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended June 30, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$183,119			$183,119
Cost of goods sold	143,542			143,542
Selling, general and administrative expenses	21,676	$131	(1)	21,807
Research and development	9,067			9,067
Restructuring charges	—	2,549	(2)	2,549

Operating income/(loss)	8,834	(2,680)		6,154

Interest expense	2,600			2,600
Interest income	(1,861)			(1,861)
Other (income)/expense	(332)			(332)
Income tax (benefit)/expense (3)	(1,310)			(1,310)
Minority interest	25			25

Net income/(loss)	$9,712	$(2,680)		$7,032

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.12	$(0.04)		$0.08
Diluted	$0.12	$(0.04)		$0.08

Weighted-average shares outstanding:
Basic	83,889,707	83,889,707		83,889,707
Diluted	84,147,957	83,899,707		84,147,957

Notes:

(1) - Evox Rifa business unit integration costs were $0.1 million for the quarter ended June 30, 2007.

(2) - Restructuring costs were $2.5 million as follows:

Manufacturing relocation	$1.3
Reduction in workforce	1.2
Total restructuring charges	$2.5

(3) - Results include a benefit of $2.5 million recognized as a result of a change in Texas income tax law.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED U.S. GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	June 30, 2007	March 31, 2007
ASSETS

Cash and cash equivalents	$111,893	$212,202
Accounts receivable, net	133,232	108,830
Inventories	184,087	153,868
Prepaid expenses and other current assets	6,166	6,816
Deferred income taxes	5,075	5,071
Total current assets	440,453	486,787
Property, plant and equipment, net	370,543	349,174
Property held for sale	2,647	3,647
Long-term investments in marketable securities	45,470	45,767
Investments in affiliates	119	119
Goodwill	54,852	36,552
Intangible assets, net	17,402	14,260
Other assets	8,336	7,110
Non-current deferred income taxes	530	—

Total assets	$940,352	$943,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$22,910	$20,000
Accounts payable, trade	85,369	70,799
Accrued expenses	33,998	49,777
Income taxes payable	1,224	7,225
Total current liabilities	143,501	147,801
Long-term debt	226,606	238,744
Other non-current obligations	18,498	19,587
Deferred income taxes	—	1,526

Minority interest	531	—

Common stock	882	882
Additional paid-in capital	322,341	321,329
Retained earnings	238,837	228,116
Accumulated other comprehensive income	32,415	30,419
Treasury stock, at cost	(43,259)	(44,988)
Total stockholders’ equity	551,216	535,758

Total liabilities and stockholders’ equity	$940,352	$943,416